Exhibit 99.1

Bion’s Advanced Waste Treatment Technology Start-Up Yields Positive Early Results

August 15, 2023. Fair Oaks, Indiana. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock waste treatment technology and premium sustainable beef, reports it has completed initial system startup at its Fair Oaks demonstration facility and is very encouraged by early operational results. Bion has already been able to operate the system at ‘steady state’ for (planned) short run-times, producing purified, concentrated ammonium bicarbonate base liquid distillate from manure digestate.

Bion anticipates it will operate the integrated Ammonia Recovery System (ARS) for the next 3-4 weeks during the current operational phase – processing manure digestate. Steady state operational optimization will continue for at least an additional 8 weeks, to produce repeatable operating data that supports (or surpasses) the existing economic models. Bion will use the optimized operating data to complete the final design of the 15,000-head modules that will make up full-scale projects, that today include Olson Feeders, Dakota Valley Growers, and Ribbonwire Ranch.

The Fair Oaks project will demonstrate the effectiveness of Bion’s patented Ammonia Recovery System, the heart of Bion’s Gen3Tech platform, at commercial scale. Today, up to 80 percent of the nitrogen in manure waste – most of its fertilizer value – is lost via ammonia emissions. Bion’s ARS captures and stabilizes that ammonia, using the carbon dioxide also in the waste stream, to produce liquid organic- and low-carbon water-soluble nitrogen fertilizers that can be precision applied, when and where needed. The ARS upcycles the ammonia nitrogen that would have been lost, creating a new revenue source, while preventing its release to the environment, where today it contributes to nutrient runoff, harmful algae blooms and coastal dead zones, groundwater contamination, and the formation of PM2.5, small inhalable particulate matter that represents a significant human health risk.

To supplement its press releases, Bion will also post periodic updates regarding Fair Oaks progress on its website (full link below) and its social media channels, including Twitter, Linkedin, and Facebook (links on Bion’s website).

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About Bion: Bion’s patented 3rd generation technology (Gen3Tech) dramatically reduces the environmental impacts of large-scale livestock production, increases resource efficiencies by recovering high-value byproducts, and delivers a verified sustainable end product. The platform minimizes air, water, and soil pollution, while recovering low-carbon Climate Smart and organic fertilizer products and renewable energy. Bion is focused on developing the cleanest state-of-the-art cattle feeding operations in the world, that will produce premium beef with a sustainable brand certified by the USDA. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘anticipate(s)’, ‘believe(s)’, and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

(406) 281-8178 direct